Exhibit 99.1

News Release

1680 Capital One Drive McLean, VA 22102-3491

Contacts:	Paul Paquin	Tatiana Stead
	V.P., Investor Relations	Director, Corporate Media
	(703) 720-2456	(703) 720-2352

Capital One CEO Enters into Pre-Arranged Stock Trading Plan

McLean, Va (May 17, 2004) – Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation (NYSE: COF), today announced that he has adopted a pre-arranged stock trading plan to exercise a limited number of options to purchase Capital One common stock and sell some or all of those shares in order to diversify his financial assets. Some of the options he is exercising will expire in November 2004 and others will expire in September 2005.

Pursuant to the 10b5-1 trading plan, Fairbank intends to exercise stock options and then sell up to one million shares obtained from those exercises, which constitutes less than ten percent of his current beneficially owned holding of Capital One stock. After completion of the sale of the maximum number of shares that may be sold under this 10b5-1 plan, Fairbank will beneficially own in aggregate approximately 11.5 million options (both vested and unvested) to purchase Capital One common stock and shares of common stock. Additionally, Fairbank has the opportunity to earn up to 355,410 restricted stock units based on Capital One’s performance between 2004 and 2006.

The transactions under the plan are expected to occur between June 15, 2004 and September 30, 2005 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The stock-trading plan was established under Rule 10b5-1 of the Securities and Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 46.7 million managed accounts and $71.8 billion in managed loans outstanding as of March 31, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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